Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of July 27, 2021 (this “Agreement”), by and among MCAP Acquisition, LLC, a Delaware limited liability company (“Sponsor”), AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”), and MCAP Acquisition Corporation, a Delaware corporation (“Parent”).

WHEREAS, Parent, GRNT Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 4), H.I.G. Growth – AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth – AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Merger Sub 1 will merge with and into the Blocker, with the Blocker surviving such merger as a wholly-owned subsidiary of Parent (the “First Blocker Merger”), (b) immediately thereafter and pursuant to an integrated plan, the Blocker, as the surviving company of the First Blocker Merger, will merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly-owned subsidiary of Parent, (c) immediately thereafter, Merger Sub 3 will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “First Company Merger”), and (d) immediately thereafter and pursuant to an integrated plan, the Company, as the surviving company of the First Company Merger, will be merged with and into Merger Sub 4, with Merger Sub 4 surviving such merger as a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 2,994,375 shares of Parent Class B Common Stock (such shares of Parent Class B Common Stock, the “Sponsor Parent Shares”); and

WHEREAS, in order to induce Parent, the Company, the Blocker and the Blocker Member to enter into the BCA and the Key Company Members to enter into the Member Support Agreement, each of Sponsor, Parent and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  Forfeiture. At the Closing, each of Sponsor and Parent agrees to take all actions necessary to forfeit and cause to be cancelled for no consideration 551,096 Private Placement Warrants that are currently held by Sponsor. For purposes of this Agreement, “Private Placement Warrants” means, (a) prior to the Closing, the warrants to purchase shares of Parent Class A Common Stock and (b) after the Closing, the warrants to purchase shares of New Parent Common Stock, in each case, held by Sponsor.

2.  Escrow Agreement. Each of Sponsor and Parent agrees to take all actions necessary to cause, at the Closing, the entry into an Escrow Agreement, substantially in the form attached as Exhibit A (the “Escrow Agreement”), among Parent, Sponsor and Continental Stock Transfer & Trust Company (“Continental”), or, if Continental shall be unable or shall not agree to serve as escrow agent, such other bank or trust company as shall be mutually agreed by Sponsor and Parent (Continental or such other bank or trust company being the “Escrow Agent”), pursuant to which, immediately following the Closing, (a) 598,875 shares of New Parent Common Stock held by Sponsor (the “Sponsor New Parent Escrow Shares”) and (b) 551,096 Private Placement Warrants held by Sponsor (the “Sponsor Escrow Warrants”) shall be deposited into an escrow account maintained by the Escrow Agent and held and disbursed subject to the terms and conditions of the Escrow Agreement. The Escrow Agreement shall become effective as of immediately following the Closing (and not before). The Escrow Agreement shall become effective only in connection with the consummation of the Transactions, and this Section 2 (and Exhibit A) shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

3.  Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with Article XI thereof, Sponsor agrees that, at the Parent Stockholders’ Meeting and in connection with any written consent of the Parent Stockholders, Sponsor shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Parent Shares (i) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the Parent Stockholders in connection with the Transactions, and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the BCA or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated. This Section 3 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

4.  Lock-up.

(a)            Following the Closing, Sponsor agrees that it shall not Transfer (as defined below) any shares of New Parent Common Stock held by Sponsor until the earlier of (i) the first anniversary of the Closing and (ii) subsequent to the Closing, (A) the date on which Parent completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the stockholders of Parent having the right to exchange their shares of New Parent Common Stock for cash, securities or other property (except, for the avoidance of doubt, the Transactions) or (B) the date that the last reported sale price of the New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (the “Sponsor Shares Lock-Up Period”).

(b)            Following the Closing, Sponsor agrees that it shall not Transfer any Private Placement Warrants or any shares of New Parent Common Stock issued or issuable upon the conversion or exercise of the Private Placement Warrants, until 90 days after the Closing (the “Private Placement Warrants Lock-Up Period”).

(c)            Notwithstanding the provisions set forth in Sections 4(a) and (b), Transfers of the shares of New Parent Common Stock held by Sponsor, the Private Placement Warrants, and New Parent Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants are permitted to Parent’s officers or directors, any affiliates or family members of any of the Parent’s officers or directors, any members of Sponsor, or any affiliates of Sponsor; provided, however, such permitted transferees must enter into a written agreement with Parent agreeing to be bound by the provisions of this Section 4.

(d)            For purposes of this Section 4, “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) herein.

(e)            This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

5.  Reasonable Best Efforts. Sponsor shall use reasonable best efforts to take all actions reasonably necessary to consummate the Transactions; provided, that (a) Sponsor shall in no event be required to incur any additional costs and expenses in connection with any such actions other than ordinary costs and expenses to be incurred by Sponsor in connection with the Transactions (including, reasonable legal fees) and (b) all such actions shall be on the terms, and subject to the conditions, set forth in the BCA and this Agreement. This Section 5 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

6.  Waiver of Redemption Rights. Sponsor agrees not to (a) demand that Parent redeem the Sponsor Parent Shares in connection with Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Parent Shares for redemption. This Section 6 shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.

7.  Waiver of Anti-Dilution Rights. Sponsor, on behalf of itself and all other holders of shares of Parent Class B Common Stock, hereby waives the provisions of Section 4.3(b)(ii) set forth in the Parent Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the Parent Certificate of Incorporation) in connection with the Transactions. This Section 7 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

8.  Confidentiality; Exclusivity. Sponsor agrees to be bound by and subject to (a) Section 9.05 (Access to Information; Confidentiality) of the BCA to the same extent as such provisions apply to the parties to the BCA as if Sponsor were a party thereto, and (b) Section 9.06 (Exclusivity) of the BCA to the same extent as such provisions apply to Parent as if Sponsor were a party thereto. This Section 8 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

9.  Expenses. If from the date hereof until the Closing, Parent does not have the necessary amounts of working capital held outside of the Trust Account to pay its ordinary course working capital expenses, Sponsor shall make working capital loans to Parent to pay such ordinary course working capital expenses of Parent; provided, that Sponsor shall be reimbursed on the Closing Date for any such working capital loans provided to or on behalf of Parent from the proceeds of the Trust Account. This Section 9 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

10.  Representations and Warranties. Sponsor represents and warrants to the Company as follows:

(a)            The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor Parent Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(b)            As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Sponsor Parent Shares free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) Parent Organizational Documents, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Parent Shares, and Sponsor does not own, directly or indirectly, any other Parent Class B Common Stock.

(c)            Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

11.  Termination. The obligations of the parties under (a) Sections 1, 3, 5, 6, 7, 8 and 9 of this Agreement shall automatically terminate upon the earliest of (i) the Second Company Merger Effective Time and (ii) the termination of the BCA in accordance with its terms; (b) Section 2 of this Agreement shall automatically terminate upon the earliest of (i) the execution of the Escrow Agreement by all parties thereto and the deposit of the Sponsor New Parent Escrow Shares and the Sponsor Escrow Warrants into the escrow account maintained by the Escrow Agent pursuant to Section 1 and the Escrow Agreement and (ii) the termination of the BCA in accordance with its terms and (c) Section 4 of this Agreement shall automatically terminate upon the earliest of (i) the end of the Sponsor Shares Lock-Up Period and/or the Private Placement Warrants Lock-Up Period, as applicable, and (ii) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

12.  Miscellaneous.

(a)            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 12(a)):

If to Parent or Sponsor, to:

MCAP Acquisition Corporation

MCAP Acquisition, LLC

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

Attention: Peter Gruszka

Email: pgruszka@monroecap.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

If to the Company, to:

AdTheorent Holding Company, LLC
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com

with a copy to:

Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email:  amitmehta@paulhastings.com

and

Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com

(b)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)            (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)            This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e)            This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(f)             This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of Parent’s and Sponsor’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)            The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief,

(h)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(i)             This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)             Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k)            This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by Parent, the Merger Sub Entities, the Blocker, the Blocker Member and the Company.

(l)             Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 12(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MCAP ACQUISITION CORPORATION

By:	/s/ Theodore Koenig
Name:	Theodore Koenig
Title:	Chief Executive Officer

MCAP ACQUISITION, LLC

By:	/s/ Peter Gruszka
Name:	Peter Gruszka
Title:	General Counsel and Managing Director

ADTHEORENT HOLDING COMPANY, LLC

By:	/s/ Eric Tencer
Name:	Eric Tencer
Title:	Vice President and Secretary

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of [__], 2021 (“Agreement”), by and among [MCAP Acquisition Corporation]1, a Delaware corporation (the “Company”), MCAP Acquisition, LLC, a Delaware limited liability company (“Sponsor”) and [Continental Stock Transfer & Trust Company, a New York corporation] (“Escrow Agent”).

WHEREAS, the Company has entered into that certain (a) Business Combination Agreement, dated as of July 27, 2021 (“BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), with GRNT Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, GRNT Merger Sub 2 LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, GRNT Merger Sub 3 LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, GRNT Merger Sub 4 LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, H.I.G. Growth – AdTheorent Intermediate, LLC, a Delaware limited liability company, H.I.G. Growth – AdTheorent, LLC, a Delaware limited liability company and AdTheorent Holding Company, LLC, a Delaware limited liability company (“AdTheorent”), and (b) Sponsor Support Agreement, dated as of July 27, 2021 (“Support Agreement”), with Sponsor and AdTheorent.

WHEREAS, pursuant to, and in accordance with, the BCA and the Support Agreement, Sponsor has agreed to deposit (a) 598,875 shares (the “Escrow Shares”) of the Class A common stock of the Company (the “Class A Common Stock”), and (b) 551,096 warrants to purchase shares of Class A Common Stock (the “Escrow Warrants” and, together with the Escrow Shares, the “Escrow Securities”) in escrow as hereinafter provided.

WHEREAS, the Company and Sponsor desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.            Appointment of Escrow Agent. The Company and Sponsor hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.            Deposit of Escrow Securities. On the date hereof, the Escrow Securities shall be deposited in escrow, to be held and disbursed subject to the terms and conditions of this Agreement. Sponsor acknowledges that the Escrow Securities deposited in escrow will be legended to reflect the deposit of the Escrow Securities under this Agreement.

1 Note to Draft: Parent’s new name to be included.

3.              Disbursement of the Escrow Securities.

3.1            The Escrow Agent shall hold 299,438 of the Escrow Shares (the “First Level Escrow Shares”) until the earlier to occur of (a) the date on which the VWAP of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days following the date hereof (the “First Level Vesting Target”) (such period of time during which the First Level Escrow Shares are held in escrow, the “First Level Escrow Period”) or (b) [__], 20242 (the “Expiration Date”).

3.2            The Escrow Agent shall hold 299,437 of the Escrow Shares (the “Second Level Escrow Shares”) until the earlier to occur of (a) the date on which the VWAP of the Class A Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days following the date hereof (the “Second Level Vesting Target”) (such period of time during which the Second Level Escrow Shares are held in escrow, the “Second Level Escrow Period”) or (b) the Expiration Date.

3.3            The Escrow Agent shall hold the Escrow Warrants until the earlier to occur of (a) the date on which the VWAP of the Class A Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days following the date hereof (the “Escrow Warrants Vesting Target” and together with the First Level Vesting Target and the Second Level Vesting Target, the “Vesting Targets”) (such period of time during which the Escrow Warrants are held in escrow, the “Warrants Escrow Period” and together with the First Level Escrow Period and the Second Level Escrow Period, the “Escrow Periods”) or (b) the Expiration Date.

3.4            If any or all of the Vesting Targets shall be achieved on or prior to the Expiration Date, then within three (3) Business Days following the achievement of the applicable Vesting Target, the Escrow Agent shall, upon receipt of a written notice from Sponsor (which such written notice shall also be provided to the Company), in form reasonably acceptable to the Escrow Agent, certifying that the applicable Vesting Target has been achieved, release the First Level Escrow Shares, the Second Level Escrow Shares or the Escrow Warrants, as applicable, to Sponsor; provided, however, that if, after the date hereof and during the Escrow Periods, the Company shall consummate a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Class A Common Stock or Class B Common Stock of the Company for cash, securities or other property pursuant to which the valuation of such shares of Class A Common Stock or Class B Common Stock of the Company equals or exceeds the applicable Vesting Target, then the Escrow Agent shall, upon receipt of written notice from Sponsor, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated, release the applicable Escrow Securities to Sponsor.

2 Note to Draft: Will be the date that is 3 years after the Closing Date.

3.5            If any or all of the Vesting Targets shall not be achieved on or prior to the Expiration Date, then within three (3) Business Days following the Expiration Date, the Escrow Agent shall, upon receipt of written notice from Sponsor or the Company, in form reasonably acceptable to the Escrow Agent, certifying that the applicable Vesting Target has not been achieved by the Expiration Date, release the First Level Escrow Shares, the Second Level Escrow Shares and the Escrow Warrants, as applicable, to the Company for cancellation.

3.6            The Escrow Agent shall have no further duties hereunder after the release of the Escrow Securities in accordance with Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5.

3.7            For purposes of this Section 3, (a) “VWAP” means, for shares of Class A Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq Capital Market during the period beginning at 9:30:01 a.m., New York time on such Trading day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average) and (b) “Trading Day” means any day on which shares of Class A Common Stock are actually traded on Nasdaq Capital Market.

4.	Rights of Sponsor in Escrow Securities.

4.1            Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, as long as the Escrow Shares are held in escrow pursuant to this Agreement, Sponsor shall retain all of its rights as a stockholder of the Company.

4.2            Dividends and Other Distributions in Respect of the Escrow Shares. For as long as the Escrow Shares are held in escrow pursuant to this Agreement, all dividends payable in cash, in stock or other non-cash property (“Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Dividends distributed thereon, if any.

4.3            Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Securities will be (a) to Sponsor’s and the Company’s respective officers, directors, consultants or affiliates, (b) to Sponsor’s members upon Sponsor’s liquidation or (c) with the Company’s prior written consent, such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter.

4.4            Insider Letter. Sponsor has executed that certain letter agreement with the Company and the other parties named therein, dated February 25, 2021 (the “Insider Letter”), respecting the rights and obligations of Sponsor in certain events.

5.	Concerning the Escrow Agent.

5.1            Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2            Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3            Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4            Further Assurances. From time to time on and after the date hereof, the Company and Sponsor shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5            Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Escrow Securities over to a successor escrow agent appointed by the Company, which approval will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the sixty (60)-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate in the State of New York.

5.6            Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by the Company, which approval will not be unreasonably withheld, conditioned or delayed.

5.7            Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

6.	Miscellaneous.

6.1            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

6.2            No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.3            Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may only be changed, amended, or modified by a writing signed by each of the parties hereto.

6.4            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6            Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to the Company, to:

[MCAP Acquisition Corporation]

[___________]
[___________]
Email: [___________]
Attention: [___________]

with a copy to:

[___________]
[___________]
[___________]
Email: [___________]
Attention: [___________]

If to Sponsor, to:

MCAP Acquisition, LLC

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

Attention: Peter Gruszka

Email: pgruszka@monroecap.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131

Email: annexa@gtlaw.com
Attention: Alan I. Annex, Esq.

If to the Escrow Agent, to:

[Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attn: Client Administration Dept.

Email: accountadmin@continentalstock.com]

The parties hereto may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7            Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[MCAP ACQUISITION CORPORATION]

By
Name:
Title:

MCAP ACQUISITION, LLC

By
Name:
Title:

[CONTINENTAL STOCK TRANSFER & TRUST COMPANY]

By
Name:
Title: